Novagen Solar Inc. NOVZ - OTCQB

FOR IMMEDIATE RELEASE 11 March 2013

Contact; Micheal Nugent

Tel; +61 438158688

Cell; 310 994 7988

Email; mnugent@novagenenergy.com

NOVAGEN ENTERS AGREEMENT TO PURCHASE MISAL AVIATION GROUND SUPPORT EQUIPMENT TECHNOLOGY

Novagen Solar Inc. (OTCQB: NOVZ) today announced that on March 7, 2013, Novagen Solar Inc. entered into a written agreement to acquire an aircraft computerized hydraulic test station and associated intellectual property from Misal Technologies Pty Ltd. of Victoria, Australia.

The Misal Aircraft Computerized Hydraulic Test Stations (ACHTS) are designed for the testing of fixed hydraulic components such as actuators, cylinder assemblies, hoses, manifolds and valves for civil and military Aircraft, including the F-111 Fighter and the Collins Class Submarines. Misal has developed fixed hydraulic test stations for use in hangers, manufacturing facilities and workshops.

Misal has also developed mobile hydraulic test stations, the test stations are complete, compact, self-contained units intended for ground support use, to rapidly and accurately test the performance and operating characteristics of aircraft hydraulic systems in the field.

“To expand the scope of manufactured products in the Novagen portfolio and add value engineering capabilities, Novagen is of the view that the acquisition of the Misal Ground Support Equipment Technology is a strong match. Novagen’s management has capabilities in light to heavy product manufacturing, sales and service and has established relationships with end user clients for products like the Misal Ground Support Equipment.”

Micheal Nugent, CEO Novagen Solar Inc.

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About Novagen Solar Inc.

Novagen Solar, Inc. (OTCQB: NOVZ) is engaged in the development and commercialization of low carbon emission engines and other clean technology solutions with a view to create technologies that improve efficiency and reduce levels of greenhouse emissions in a low-cost, globally relevant way. Novagen’s operations are based in Queensland, Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.